Exhibit 10.2

PULMATRIX, INC.

September 25, 2020

Todd Bazemore

RE: Offer to Join the Board of Directors

Dear Mr. Bazemore,

On behalf of Pulmatrix, Inc. (the “Company”), in recognition of our belief that your skills, expertise and knowledge will prove helpful to the Company’s progress, I am pleased to extend to you an offer to join the Company’s Board of Directors (the “Board”), effective as of October 1, 2020 (the “Commencement Date”), to serve as a Class I director for a term expiring at the next annual meeting of the Company’s stockholders at which the term of the Class I directors expires, or until your successor shall be duly appointed and qualified or your earlier death, resignation or removal. Upon your acceptance of this offer, you will also be invited to join the Nomination and Corporate Governance Committee of the Board.

Pursuant to the Company’s director compensation policy and as consideration for your services to the Company as a director, the Company will provide you with the following:

(a)	Expenses. The Company agrees to reimburse you for the reasonable out-of-pocket expenses incurred by you in attending meetings of the Board and any committee on which you serve. Reimbursements will be paid within a reasonable time following receipt of reasonably detailed supporting documentation relating to such expenses and in accordance with the Company’s expense reimbursement policies and procedures as they may be in effect from time to time.

(b)	Cash Fees. The Company will pay you cash fees of $30,000 per year for your service as a director and your attendance at meetings of the Board, payable in accordance with the Company’s standard director fee payment practices. The Company also agrees to pay you the following cash fees to the extent you fill one or more of the following roles on the Board:

Position	Annual Cash Compensation ($)
Chair of the Audit Committee	15,000
Non-Chair Member of the Audit Committee	7,000
Chair of the Nomination and Corporate Governance Committee	10,000
Non-Chair Member of the Nomination and Corporate Governance Committee	5,000
Chair of the Compensation Committee	7,000
Non-Chair Member of the Compensation Committee	3,000

(c)	Option Grant. Following approval by the Company’s Board or the Compensation Committee of the Board, as applicable, on the Commencement Date, you will be issued a stock option pursuant to the Incentive Plan (defined below) to purchase 30,000 shares (the “Initial Option”) of the Company’s common stock, $0.0001 par value per share (“Common Stock”), with (i) an exercise price equal to the fair market value of a share of Common Stock on the date of grant, determined in accordance with the terms of the Incentive Plan; (ii) a term of ten years and (iii) one-fourth of the Initial Option vesting on the first anniversary of the date of grant (the “First Vesting Date”) and an additional 2.083% of the Initial Option vesting on the last day of each of the 36 months that follow the First Vesting Date, in each case provided that you are providing services to the Company through the applicable vesting date. The Initial Option shall be subject to such further terms and conditions as are specified in the Pulmatrix, Inc. 2013 Employee, Director and Consultant Equity Incentive Plan (or any other applicable equity incentive plan that may be adopted in the future (the “Incentive Plan”)) and one or more non-qualified stock option agreements to be executed by you and the Company.

In accepting this offer, you are representing to the Company (i) that you will devote adequate time and effort to perform your duties in a manner consistent with prevailing professional standards, (ii) that you do not know of any conflict which would restrict your ability to consult with the Company or serve on the Board, and (iii) that you will not provide the Company with any documents, records, or other confidential information belonging to other parties. You further represent that during the term of your service on the Board, you will not engage in any activity that competes with or creates an actual conflict of interest with the Company, and that you will notify the Board before engaging in any activity that creates a potential conflict of interest with the Company.

As a condition of your service on the Board and in accordance with your fiduciary duty to the Company, you agree to hold in strict confidence and trust, and not to use or disclose, any confidential information you receive or learn in connection with your service on the Board. In the event your service on the Board is terminated for any reason, you agree to return to the Company any materials received by you in the course of your service relating to the Company or the Board.

Your service on the Board is entirely “at will” for both you and the Company. As a result, you are free to terminate your role as a Board member at any time, for any reason. Similarly, you may be removed by the Company as a Board member at any time, with or without cause, subject only to compliance with applicable law and the Company’s governing documents. Nothing in this letter creates any offer of employment or employment relationship between you and the Company.

If the foregoing terms are agreeable, please indicate your acceptance by signing this letter in the space provided below and returning this letter to the Company. We look forward to your serving as a member of the Board.

Sincerely,

Pulmatrix, Inc.

	By:	/s/ Michael J. Higgins
	Name:	Michael J. Higgins
	Title:	Chairman of the Board

Agreed and Accepted:

/s/ Todd Bazemore
Todd Bazemore

Date: September 27, 2020